UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission file number:  33-1624

                         CERTIFICATES OF PARTICIPATION
                             BK II PROPERTIES INC.
             (Exact name of registrant as specified in its charter)


3 World Financial Center, 29th Floor, New York, NY 10285-2900, (212) 526-3237
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Limited Partnership Units
            (Title of each class of securities covered by this Form)


      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)
            Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
            Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
            Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6

               Appropriate number of holders of record as of the
                       certification or notice date:   0

      Pursuant to the requirements of the Securities Exchange Act of 1934, BK II Properties Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 Certificates of Participation
                                 BK II Properties Inc.

Date: February 11, 1997          By:    BK II Properties Inc.
                                        General Partner



                                 By: /s/Rocco F. Andriola
                                        Rocco F. Andriola
                                        President